Exhibit 99.1

     Aegis Assessments Inc. Announces SafetyNet RadioBridge Sales

    SCOTTSDALE, Ariz.--(BUSINESS WIRE)--Feb. 1, 2005--Aegis Assessments Inc. (OTCBB:AGSI) announced today that it has received orders for its SafetyNet(TM) RadioBridge(TM) for military, law enforcement and fire department applications.
    "Over the past 2 years we've worked with major public safety agencies and the military to design the SafetyNet(TM) RadioBridge(TM) to be a standard piece of operating equipment for first responders," said Aegis' President Richard Reincke. "We've also been working with the Office of Law Enforcement Technology Commercialization (OLETC) to bring the SafetyNet(TM) Radio Bridge technology to the law enforcement and corrections market," Reincke said.
    A major problem for first responders is the absence of interoperable radio equipment. In emergency situations, various jurisdictions inevitably become involved. Local law enforcement, fire departments and emergency medical personnel often are in a situation where they are equipped with hand-held radios that cannot communicate with one another because they are operating on different frequencies or use different modulation schemes. The SafetyNet(TM) RadioBridge(TM) interconnects incompatible radios and bridges them beyond their normal capabilities to provide immediate radio interoperability at an emergency site.
    Aegis recently sold the SafetyNet(TM) RadioBridge(TM) to WinTec Arrowmaker Inc. (RSP), located in Tampa, Fla., for use by the United States Special Operations Command (USSOCOM). WinTec Arrowmaker (RSP) provides a full range of services to USSOCOM and supports an assortment of Department of Defense organizations. Aegis also announced the sale of the SafetyNet(TM) RadioBridge(TM) to the St. Augustine, Fla., Fire Department. The company previously sold the RadioBridge(TM) to the Office for Domestic Preparedness (ODP), the principal component of the Department of Homeland Security (DHS) responsible for preparing the United States for acts of terrorism, for further testing and evaluation.

    About Aegis Assessments Inc.

    Through the SafetyNet(TM) line of products, Aegis provides wireless security solutions to public safety agencies and commercial security companies for homeland security and life safety applications. Integrating emergency and life safety systems available to the public and private sectors is the new challenge in homeland security that the company's products and technologies address.

    Forward-Looking Statements

    This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. You should not place undue reliance on forward-looking statements, because they involve these risks and uncertainties. You should independently investigate and fully understand all risks before making investment decisions.

    CONTACT: Aegis Assessments Inc., Scottsdale
             Richard Reincke, 480-778-9140, ext. 104
             richard@aegiscorporate.com
             www.aegiscorporate.com